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                                                                    EXHIBIT 99.2


ATC Healthcare Announces Appointment of David Savitsky as Chief Executive
Officer

Stephen Savitsky To Remain Chairman of the Board

LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Jan. 8, 2002--ATC Healthcare, Inc. (OTC BB:ATCHA - news), a leading provider of comprehensive medical staffing for hospitals, nursing homes and healthcare organizations, today announced that David Savitsky, President had been appointed Chief Executive Officer.

As a result of the acquisition of Tender Loving Care Health Care Services, Inc., by e-MedSoft.com (d/b/a Med Diversified), Stephen Savitsky stepped down November 28, 2001, effective with his new employment agreement, which provides that he devote all of his business time to the affairs of Tender Loving Care, other than remaining Chairman of the Board of ATC.

Commenting on this change in management, David Savitsky, President and new Chief Executive Officer of ATC, commented, "Although Steve is no longer involved in the day-to-day operations of ATC, we are pleased that we will be able to continue to draw upon his vast knowledge and experience in the medical staffing industry. We look forward to his continued advice and guidance on key decisions which will be of invaluable assistance in shaping the bright future of ATC."

About ATC Healthcare, Inc.

ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 64 locations in 26 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2001 as filed with the Securities and Exchange Commission on May 25, 2001 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 2001 as filed with the Securities and Exchange Commission on October 15, 2001.